Exhibit 10.9

AGREEMENT

WHEREAS, The Equitable Building and Loan Association of Grand Island, Nebraska, FSB, (hereinafter called Equitable), has hired Rick Harbaugh of Grand Island, Nebraska as its President/CEO and the parties desire to enter into this Agreement on this 12th day of September 2001; and

WHEREAS, as part of the inducement by Equitable to hire and retain the services of Rick Harbaugh as its President/CEO, it has agreed to furnish him with $400,000.00 of life insurance; and

WHEREAS, Equitable desires to have $200,000.00 key man insurance on Rick Harbaugh.

NOW THEREFORE, the parties hereto agree as follows:

1. The recitations set forth above are incorporated herein by reference as though they were set out in full at this point in the agreement.

2. Equitable agrees to purchase and pay for all premiums on the $600,000.00 life insurance policy on the life of Rick Harbaugh through the Cincinnati Life Insurance Company.

3. $400,000.00 of the life insurance shall designate Mary Harbaugh, or any other person or persons designated by Rick Harbaugh, as the beneficiary. Rick Harbaugh shall have the sole and complete authority to make or change the beneficiary of such policy with regard to such $400,000.00 coverage.

4. The beneficiary of the remaining $200,000.00 of such insurance policy shall be Equitable.

5. The parties understand that the life insurance policy referred to herein shall have a cash value and they agree that if Rick Harbaugh after November 22, 2010 terminates his employment for any reason with Equitable, one-third of the cash value shall be paid to Equitable and two-thirds of the cash value shall be paid to Rick Harbaugh. If Rick Harbaugh terminates his employment with Equitable before November 22, 2010, for any reason, all of the cash value of the Cincinnati Life Insurance Company policy shall be paid to Equitable, by the insurance company. If Rick Harbaugh decides to keep the life insurance policy after his termination of employment with Equitable, he shall pay Equitable the cash value of that policy at the time of his termination as determined by Cincinnati Life Insurance Company, within 30 days of his termination in the allocation as set forth in this section.

6. The parties mutually agree that the continuation by Equitable of the Cincinnati Life Insurance policy referred to herein is a term and condition of Rick Harbaugh’s compensation so far as $400,000.00 of such life insurance benefits are concerned and the parties agree that such policies shall continue in full force and effect so long as he is an employee of Equitable. Equitable shall pay all premiums on the life insurance policy referred to in this agreement so long as Rick Harbaugh is employed by Equitable.

7. The parties agree that this agreement shall be binding upon them, their successors, heirs and assigns.

8. This agreement is made and entered into the day and year first written above.

THE EQUITABLE BUILDING AND
LOAN ASSOCIATION OF GRAND ISLAND, NEBRASKA, FSB

By:	/s/ Larry Hanson
Larry Hanson
Chairman of the Board of Directors

/s/ Rick Harbaugh
Rick Harbaugh

00259127.DOC